Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the 401(k) Plan of Control4 Corporation of our report dated March 30, 2016, with respect to the financial statements of Pakedge Device & Software, Inc. included in the Current Report on Form 8-K/A of Control4 Corporation, filed with the Securities and Exchange Commission on April 13, 2016.

/s/ WSRP, LLC

Salt Lake City, Utah

February 9, 2017